Exhibit 2
Office of the Auditor General

1888 Brunswick Street, Suite #302, Halifax, Nova Scotia 83J 3J8 • Telephone 902 424-5907 • Fax 902 424-4350 • www.gov.ns.ca/audg

AUDITOR’S REPORT
To the Members of the Legislative
   Assembly of Nova Scotia
I have audited the consolidated statement of financial position of the Province of Nova Scotia as at March 31, 2008 and the consolidated statements of operations and accumulated deficits, change in net direct debt and cash flow for the year then ended. These statements are the responsibility of the Government of Nova Scotia, represented by the Minister of Finance. My responsibility is to express an opinion on these financial statements based on my audit.
I conducted my audit in accordance with Canadian generally accepted auditing standards. Those standards require that I plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In my opinion, these financial statements present fairly, in all material respects, the financial position of the Province of Nova Scotia as at March 31, 2008 and the results of its operations, changes in net direct debt and cash flows for the year then ended in accordance with Canadian generally accepted accounting principles for the public sector.
Jacques R. Lapointe, CA•CIA
Auditor General
Halifax, Nova Scotia
June 30, 2008 (except as to Note 13 which is as of July 13, 2008)

Consolidated Financial Statements
Statement 1
Consolidated Statement of Financial Position
As at March 31, 2008
($ thousands)

		2007
	2008	(as restated)

Financial Assets
Cash and Short-term Investments (Note 3)	609,998	873,090
Accounts Receivable and Advances	1,136,998	821,509
Inventories for Resale	4,461	3,957
Loans Receivable (Schedule 3)	1,138,779	1,107,683
Investments (Schedule 3)	44,363	43,840
Investment in Government Business Enterprises (Schedule 6)	26,826	15,615

	2,961,425	2,865,694

Liabilities
Bank Advances and Short-term Borrowings	1,090,870	790,909
Accounts Payable and Accrued Liabilities	1,531,015	1,315,433
Deferred Revenue (Note 4)	1,054,282	1,145,281
Accrued Interest	188,610	200,559
Unmatured Debt of Governmental Units (Schedule 4)	9,292,334	10,107,186
Unamortized Foreign Exchange Translation Gains, Premiums and Discounts	202,114	118,860
Federal Equalization Repayable Loan (Note 6)	96,258	108,290
Pension, Retirement and Other Obligations (Note 7)	1,620,705	1,436,381

	15,076,188	15,222,899

Net Direct Debt	(12,114,763)	(12,357,205)

Non-Financial Assets
Tangible Capital Assets (Schedule 7)	3,850,387	3,688,117
Inventories of Supplies	51,898	46,694
Prepaid Expenses	25,645	16,632

	3,927,930	3,751,443

Accumulated Deficits	(8,186,833)	(8,605,762)

Trust Funds under Administration (Note 8)	8,357,597	8,722,808

Accounting Changes (Note 2)
Contingencies and Contractual Obligations (Note 12)
Subsequent Events (Note 13)
Comparative Figures (Note 14)
The accompanying notes and schedules are an integral part of these Financial Statements

Public Accounts Volume 1 — Financial Statements
Statement 2
Consolidated Statement of Operations and Accumulated Deficits
For the fiscal year ending March 31, 2008
($ thousands)

	Estimate	Actual	Actual
	2008	2008	2007

Revenue (Schedule 1)
Provincial Sources	4,753,364	4,886,676	4,529,586
Federal Sources	2,907,883	3,035,703	2,598,883
Prior Years’ Adjustments — Federal/Provincial Fiscal Arrangements	—	98,056	19,657
Other Revenue	528,673	775,114	682,711
Sinking Fund and Public Debt Retirement Fund Earnings	113,529	112,834	121,591

Total Revenue	8,303,449	8,908,383	7,952,428

Expenses (Schedule 2)
Agriculture	62,990	75,971	54,552
Community Services	1,007,761	892,272	836,008
Economic Development	96,497	83,049	—
Education	1,535,986	1,586,129	1,510,086
Assistance to Universities	258,920	422,589	268,710
Energy	22,795	44,828	19,808
Environment and Labour	93,642	114,565	82,393
Finance	29,699	47,894	39,441
Fisheries and Aquaculture	6,950	6,934	—
Health	3,147,411	3,248,225	3,054,867
Health Promotion and Protection	46,041	48,230	49,477
Justice	234,562	235,881	214,604
Natural Resources	82,022	94,866	74,654
Public Service	142,979	179,474	222,418
Service Nova Scotia and Municipal Relations	229,506	237,921	195,862
Tourism Culture and Heritage	57,394	59,466	56,275
Transportation and Infrastructure Renewal	329,547	364,642	296,011
Restructuring Costs	121,421	33,643	95,539
Pension Valuation Adjustment	68,603	107,504	83,137
Loss (Gain) on Disposal of Crown Assets	—	(4,169)	(1,963)
Debt Servicing Costs (Note 10)	954,338	953,698	958,744

Total Expenses (Note 9)	8,529,064	8,833,612	8,110,623

Surplus (Deficit) from Governmental Units	(225,615)	74,771	(158,195)

Net Income from Government Business Enterprises (Schedule 6)	344,044	344,158	340,641

Provincial Surplus	118,429	418,929	182,446

Accumulated Deficits, Beginning of Year		(8,605,762)	(8,788,208)

Accumulated Deficits, End of Year		(8,186,833)	(8,605,762)

The accompanying notes and schedules are an integral part of these Financial Statements

Consolidated Financial Statements
Statement 3
Consolidated Statement of Change in Net Direct Debt
For the fiscal year ended March 31, 2008
($ thousands)

	Estimate	Actual	Actual
	2008	2008	2007

Net Direct Debt, Beginning of Year	(12,357,205)	(12,357,205)	(12,239,170)

Changes in the Year*
Provincial Surplus	118,429	418,929	182,446
Acquisition of Tangible Capital Assets	(270,882)	(437,103)	(548,239)
Amortization of Tangible Capital Assets	176,917	267,360	241,874
Disposals and Adjustments to Tangible Capital Assets	—	7,473	5,566
(Increase) Decrease in Inventories of Supplies	—	(5,204)	866
(Increase) Decrease in Prepaid Expenses	—	(9,013)	(548)

Total Changes in the Year	24,464	242,442	(118,035)

Net Direct Debt — End of Year	(12,332,741)	(12,114,763)	(12,357,205)

*	Except for the Provincial Surplus figure, the estimates for items shown as Changes in the Year reflect the activity of the Consolidated Fund only.
The accompanying notes and schedules are an integral part of these Financial Statements

Public Accounts Volume 1 — Financial Statements
Statement 4
Consolidated Statement of Cash Flow
For the fiscal year ended March 31, 2008
($ thousands)

	2008	2007

Cash Inflow (Outflow) from the following activities:
Operating:
Provincial Surplus	418,929	182,446
Sinking Fund and Public Debt Retirement Fund Earnings	(112,834)	(121,591)
Foreign Exchange Amortization	2,039	2,130
Amortization of Tangible Capital Assets	267,360	241,874
Net Income from Government Business Enterprises	(344,158)	(340,641)
Profit Distributions from Government Business Enterprises	332,947	329,958
Net Change in Other Items (Note 11)	266,709	141,938

	830,992	436,114

Investing:
Repayment of Loans	225,273	182,908
Advances and Investing	(256,892)	(209,832)

	(31,619)	(26,924)

Capital:
Acquisition of Tangible Capital Assets	(437,103)	(548,239)
Proceeds from Disposal of Tangible Capital Assets	2,973	4,189
Loss on Disposal of Tangible Capital Assets	4,499	1,377

	(429,631)	(542,673)

Financing:
Debentures Issued	156,580	1,474,021
Repayment of Federal Equalization Repayable Loan	(12,032)	(12,032)
Foreign Currency Swaps and Adjustments	(12,131)	(8,204)
Sinking Fund Installments	(55,912)	(63,246)
Proceeds from Sinking Funds for Debt Repayment	—	360,000
Repayment of Debentures and Other Long-term Obligations	(709,339)	(1,135,827)

	(632,834)	614,712

Cash (Outflows) Inflows	(263,092)	481,229
Cash Position, Beginning of Year	873,090	391,861

Cash Position, End of Year	609,998	873,090

Cash Position Represented by:
Cash and Short-Term Investments	609,998	873,090

The accompanying notes and schedules are an integral part of these Financial Statements

Schedules to the Consolidated Financial Statements
Schedule 1
Revenue
For the fiscal year ended March 31, 2008
($ thousands)

	2008	2007

Provincial Sources
Income Taxes	2,167,869	2,071,580
Sales Taxes	1,484,380	1,494,873
Petroleum Royalties	399,679	269,100
Other Provincial Revenue	834,748	694,033

	4,886,676	4,529,586

Federal Sources
Equalization Payments	1,464,528	1,385,539
Canada Health and Social Transfers	919,366	874,781
Crown Share	234,400	—
Other Federal Payments	417,409	338,563

	3,035,703	2,598,883

Prior Years Adjustments — Federal/Provincial Fiscal Arrangements
Provincial Sources	85,779	12,935
Federal Sources	12,277	6,722

	98,056	19,657

Other Revenue	775,114	682,711

Sinking Fund and Public Debt Retirement Fund Earnings	112,834	121,591

Total Revenue	8,908,383	7,952,428

Public Accounts Volume 1 — Financial Statements
Schedule 2
Expenses
For the fiscal year ended March 31, 2008
($ thousands)

	2008	2007

Agriculture
Department of Agriculture	75,971	54,552

Community Services
Department of Community Services	782,262	738,856
Nova Scotia Housing Development Corporation	110,010	97,152

	892,272	836,008

Economic Development
Department of Economic Development	83,049	—

Education
Department of Education	312,087	300,706
Annapolis Valley Regional School Board	120,772	114,739
Cape Breton Victoria Regional School Board	144,995	140,113
Chignecto-Central Regional School Board	182,108	174,312
Conseil Scolaire Acadien Provincial	45,583	40,694
Halifax Regional School Board	393,331	378,182
Nova Scotia Community College	169,137	157,157
P3 Schools Capital and Technology Refresh Fund	17	—
South Shore Regional School Board	72,698	65,642
Strait Regional School Board	81,232	78,756
Tri County Regional School Board	64,169	59,785

	1,586,129	1,510,086

Assistance to Universities	422,589	268,710

Energy
Department of Energy	34,982	17,004
Conserve Nova Scotia	8,809	—
Nova Scotia Gas Market Development Initiative Fund	907	2,804
Pengrowth Nova Scotia Energy Scholarship Fund	130	—

	44,828	19,808

Environment and Labour
Department of Environment and Labour	71,876	40,865
Resource Recovery Fund Board Incorporated	42,689	41,528

	114,565	82,393

Schedules to the Consolidated Financial Statements
Schedule 2
Expenses (continued)
For the fiscal year ended March 31, 2008
($ thousands)

	2008	2007

Finance
Department of Finance	28,230	19,591
Nova Scotia Government Fund Limited	506	85
Nova Scotia Pension Agency	19,036	19,653
Sydney Steel Corporation	31	229
3052155 Nova Scotia Limited	91	(117)

	47,894	39,441

Fisheries and Aquaculture
Department of Fisheries and Aquaculture	6,934	—

Health
Department of Health	1,354,679	1,274,487
Annapolis Valley District Health Authority	106,738	100,410
Cape Breton District Health Authority	227,031	211,274
Capital District Health Authority	690,786	647,609
Colchester East Hants Health Authority	63,604	60,327
Cumberland Health Authority	52,953	49,332
Guysborough Antigonish-Strait Health Authority	66,993	60,862
Insured Prescription Drug Plan	171,498	166,959
Izaak Walton Killam Health Centre	214,044	200,258
Nova Scotia Gaming Foundation	389	354
Nova Scotia Health Research Foundation	7,496	4,829
Pictou County Health Authority	65,026	60,624
Provincial Drug Distribution Program	74,971	75,031
South Shore District Health Authority	64,856	60,650
South West Nova District Health Authority	87,161	81,861

	3,248,225	3,054,867

Health Promotion and Protection
Department of Health Promotion and Protection	48,230	49,477

Justice
Department of Justice	214,755	195,653
Nova Scotia Legal Aid Commission	21,126	18,951

	235,881	214,604

Natural Resources
Department of Natural Resources	86,889	67,675
Acadia Coal Company Limited Fund	1	2
Coal Research Agreement Fund	150	—
Crown Land Silviculture Fund	2,248	2,080
Habitat Conservation Fund	114	147
Nova Scotia E 911 Cost Recovery Fund	4,645	3,961
Off Highway Vehicle Infrastructure Fund	749	240
Species at Risk Conservation Fund	70	—
Sustainable Forestry Fund	—	549

	94,866	74,654

Public Accounts Volume 1 — Financial Statements
Schedule 2
Expenses (continued)
For the fiscal year ended March 31, 2008
($ thousands)

	2008	2007

Public Service
Public Service	106,684	160,028
Nova Scotia Business Incorporated	27,736	22,690
NS Film Development Corporation	3,807	3,884
NS Innovation Corporation	7,038	5,874
Nova Scotia Nominee Program	12,578	8,932
Interest only for Nova Scotia Nominee Program	47	1,872
Trade Centre Limited	16,377	15,940
Waterfront Development Corporation Ltd.	5,207	3,198

	179,474	222,418

Service Nova Scotia and Municipal Relations
Department of Service Nova Scotia and Municipal Relations	237,497	195,162
Nova Scotia Municipal Finance Corporation	424	700

	237,921	195,862

Tourism, Culture and Heritage
Department of Tourism, Culture and Heritage	55,425	52,647
Art Gallery of Nova Scotia	4,041	3,628

	59,466	56,275

Transportation and Infrastructure Renewal
Department of Transportation and Public Works	363,947	296,011
Harbourside Commercial Park Inc.	160	—
Nova Scotia Lands Inc.	535	—

	364,642	296,011

Restructuring Costs	33,643	95,539

Pension Valuation Adjustment	107,504	83,137

Loss (Gain) on Disposal of Crown Assets	(4,169)	(1,963)

Schedules to the Consolidated Financial Statements
Schedule 2
Expenses (continued)
For the fiscal year ended March 31, 2008
($ thousands)

	2008	2007

Debt Servicing Costs
Consolidated Fund	905,448	913,359
Annapolis Valley District Health Authority	327	322
Annapolis Valley Regional School Board	412	163
Cape Breton District Health Authority	981	1,138
Cape Breton Victoria Regional School Board	297	325
Capital District Health Authority	6,956	5,366
Chignecto-Central Regional School Board	694	1,043
Colchester East Hants Health Authority	208	205
Conseil Scolaire Acadien Provincial	85	43
Cumberland Health Authority	183	140
Guysborough Antigonish-Strait Health Authority	270	282
Halifax Regional School Board	1,419	1,538
Izaak Walton Killam Health Centre	792	685
Nova Scotia Community College	1,082	—
Nova Scotia Government Fund Limited	244	395
Nova Scotia Housing Development Corporation	31,699	31,160
Nova Scotia Innovation Corporation	66	—
Nova Scotia Legal Aid Commission	146	133
Nova Scotia Municipal Finance Corporation	910	963
Pictou County Health Authority	242	229
South Shore District Health Authority	255	255
South Shore Regional School Board	78	70
South West Nova District Health Authority	346	360
Strait Regional School Board	236	269
Tri-County Regional School Board	76	64
Waterfront Development Corporation Limited	246	237

	953,698	958,744

Total Expenses	8,833,612	8,110,623

Public Accounts Volume 1 — Financial Statements
Schedule 3
Loans and Investments
As at March 31, 2008
($ thousands)

	Loans and		Net	Net
	Investments	Provisions	2008	2007

Loans of the Consolidated Fund:
Agriculture and Rural Credit Act	187,213	17,775	169,438	181,918
Fisheries Development Act	89,165	197	88,968	83,468
Housing Development Act	82,551	24,152	58,399	41,069
Industrial Development Act	106,963	76,543	30,420	32,808
Venture Corporations Act	809	809	—	—
Loans to Municipalities Municipal Loan and Building Fund Act	300	—	300	375
Halifax-Dartmouth Bridge Commission	—	—	—	12,000
Miscellaneous	709	—	709	709
Nova Scotia Market Development Initiative Fund	5,600	—	5,600	5,600

	473,310	119,476	353,834	357,947

Loans of Governmental Units:
Nova Scotia Business Incorporated	129,137	36,573	92,564	99,052
Nova Scotia Government Fund	—	—	—	8,062
Nova Scotia Innovation Corporation	224	—	224	264
Nova Scotia Municipal Finance Corporation	690,169	—	690,169	642,234
Resource Recovery Fund Board	1,114	—	1,114	121
Waterfront Development Corporation	874	—	874	3

	821,518	36,573	784,945	749,736

Total Loans	1,294,828	156,049	1,138,779	1,107,683

Investments of the Consolidated Fund:
Housing Development Act	2,038	105	1,933	2,009
Industrial Development Act	7,409	—	7,409	7,493

	9,447	105	9,342	9,502

Investments of Governmental Units:
Art Gallery of Nova Scotia	1,921	—	1,921	1,803
Nova Scotia Business Incorporated	27,710	12,339	15,371	13,218
Nova Scotia Innovation Corporation	16,729	—	16,729	17,266
Resource Recovery Fund Board	1,000	—	1,000	2,051

	47,360	12,339	35,021	34,338

Total Investments	56,807	12,444	44,363	43,840

Total Loans and Investments	1,351,635	168,493	1,183,142	1,151,523

Notes:
The Provisions listed above include amounts for possible guarantee payouts related to the Industrial Development Act $10,200 (2007 — $5,800), the Housing Development Corporation Act $15,066 (2007 — $14,929), and Nova Scotia Business Incorporated $2,894 (2007 — $760).
Also included in Provisions for the Housing Development Corporation Act is $3,200 (2006 — $3,200) for interest fluctuations.

Schedules to the Consolidated Financial Statements
Schedule 4
Unmatured Debt
As at March 31, 2008
($ thousands)

		Sinking
		Funds and	Net	Net
	Gross	Defeasance	Debt	Debt
	Debt	Assets	2008	2007

Governmental Units
Consolidated Fund	11,030,038	2,011,863	9,018,175	9,806,745
Nova Scotia Government Fund Limited	—	—	—	10,050
Nova Scotia Housing Development Corporation	263,662	—	263,662	273,128
Nova Scotia Municipal Finance Corporation	7,799	—	7,799	12,008
Nova Scotia Power Finance Corporation	1,008,370	1,008,370	—	—
Waterfront Development Corporation Limited	930	—	930	2,885
Other	1,768	—	1,768	2,370

Unmatured Debt of Governmental Units	12,312,567	3,020,233	9,292,334	10,107,186

Government Business Enterprises
Halifax-Dartmouth Bridge Commission	60,000	—	60,000	61,760
Highway 104 Western Alignment Corporation	73,874	—	73,874	78,600
Nova Scotia Gaming Corporation	19,037	—	19,037	35,132
Nova Scotia Liquor Corporation	4,465	—	4,465	5,313

Unmatured Debt of Government Business Enterprises	157,376	—	157,376	180,805

Total Unmatured Debt	12,469,943	3,020,233	9,449,710	10,287,991

Notes:
All debt is presented in Canadian dollar equivalents and after giving effect to currency swap contracts itemized in Note 5.
The current and long-term portions of unmatured debt of Governmental Units are shown on the Consolidated Statement of Financial Position with reference to this schedule. Debt of Government Business Enterprises is reflected in the Deficiency in Government Business Enterprises and in further detail in Schedule 6.
All foreign debt is hedged to Canadian dollars. A one cent change in the CDN/US$ foreign exchange rate as of March 31, 2008 would result in no change in long-term debt, and no foreign exchange gain or loss.
Sinking fund assets, with a net book value of US$208.0 million, continue to be denominated in US dollars. As of March 31, 2008, a one cent change in the CDN/US$ foreign exchange rate would result in a $2.1 million foreign exchange gain or loss.
As of March 31, 2008, the Consolidated Fund held Sinking Funds and Public Debt Retirement Funds of $2,011.9 million. These funds were comprised of $1,793.9 million in Canadian assets and $218.0 million in US assets (US $212.0 million converted to CDN$ based on the underlying securities’ effective foreign exchange rates). Total market value of both funds is $2,166.2 million at year-end. During the year, contributions were $55.9 million, total earnings were $112.8 million and there were no redemptions.

Public Accounts Volume 1 — Financial Statements
Schedule 4
Unmatured Debt (continued)
As at March 31, 2008
($ thousands)
Notes:
Sinking fund assets are recorded at cost, which includes premiums and discounts associated with the purchase of these investments. These premiums and discounts are amortized on a straight-line basis over the term of the related investment. The unamortized portion of the premiums and discounts is included as part of the value of the sinking funds. As at March 31, 2008, the unamortized net premium was $58.6 million.
Assets consist primarily of debentures of the provinces and Government of Canada with fixed interest rates ranging from 4.3% to 10% for Canadian funds and 4.45% to 9.50% for US funds. For designated sinking funds, payments normally commence on the first anniversary date of the issue of the debenture and are designed to retire the debt over the term of the issue. At year-end, the province held $1,177.7 million carrying value worth of its own debentures (par value of $1,064.8 million) in Sinking Funds and Public Debt Retirement Funds as active investments. These were comprised of $505.7 million in Canadian assets and $672.0 million in US assets.
As per the Nova Scotia Power Corporation Privatization Agreement, Nova Scotia Power Finance Corporation provides for defeasance of its debt. The portfolio of defeasance assets consists of Nova Scotia Power Corporation, other provincial governments and utilities, federal US bonds, coupons or residuals. This debt is shown net of defeasance assets on the Statement of Financial Position.
Projected Payments
($ thousands)

	Governmental Units			Government
	Net Principal	Sinking Fund	Total	Business
	Repayments	Requirements	Payments	Enterprises	Total

2009	310,375	61,546	371,921	15,677	387,598
2010	698,244	61,546	759,790	9,127	768,917
2011	689,432	61,546	750,978	6,432	757,410
2012	1,617,575	61,546	1,679,121	6,155	1,685,276
2013	94,989	61,546	156,535	5,287	161,822
2014 & thereafter	5,152,086	421,903	5,573,989	114,698	5,688,687

	8,562,701	729,633	9,292,334	157,376	9,449,710

Net principal repayments are comprised of the principal amount due less available designated sinking funds to retire the debenture.
In addition, the province has approximately $874.4 million in unrestricted sinking funds that can be used towards the retirement of any unmatured debt. The use of these funds is evaluated each year based on a detailed analysis of cash requirements and market conditions.

Schedules to the Consolidated Financial Statements
Schedule 5
Gross Long-Term Debt
As at March 31, 2008
($ thousands)

	Foreign
	Exchange	CDN $	Maturity
	Rate	Amount	Dates	Interest Rates

Governmental Units:
		Debentures
Consolidated Fund
Consolidated Fund (CDN$)		10,653,379	2008 to 2038	4.45% to 15.998%
Consolidated Fund (US$)	1.0279	—	2012 to 2022	5.125% to 9.5%
Consolidated Fund (UK)	2.0407	—	2011 to 2019	11.75% to 16.75%
Consolidated Fund (Euro)	1.6244	—	2010	4.475%
Nova Scotia Municipal Finance Corporation		7,799	2008 to 2017	1.0% to 5.5%
Nova Scotia Power Finance Corporation
Nova Scotia Power Finance Corporation (CDN$)		700,000	2012 to 2031	10.25% to 11.875%
Nova Scotia Power Finance Corporation (US$300,000)	1.0279	308,370	2021	9.4%

Total — Debentures		11,669,548

		Loans
Consolidated Fund — Other Debt		1,500	2010 to 2013	4.06% to 8.375%
Nova Scotia Housing Development Corporation		263,662	2008 to 2034	4.0% to 21.5%
Waterfront Development Corporation		930	Demand Loan	bank prime less 1.125%

Total — Loans		266,092

		Capital Leases
Consolidated Fund		375,159	2008 to 2027	4.25% to 11%
Other		1,768	2010 to 2011	5.0% to 8.0%

Total — Capital Leases		376,927

Total — Long-term Debt of Governmental Units		12,312,567

Public Accounts Volume 1 — Financial Statements
Schedule 5
Gross Long-Term Debt (continued)
As at March 31, 2008
($ thousands)

	CDN $	Maturity
	Amount	Dates	Interest Rates

Government Business Enterprises:

	Debentures
Highway 104 Western Alignment Corporation	73,874	2026	10.13%
	Loans
Halifax-Dartmouth Bridge Commission	60,000	2019	5.13%
Nova Scotia Gaming Corporation	12,179	2013	variable

	Capital Leases
Nova Scotia Gaming Corporation	6,858	2009	12%
Nova Scotia Liquor Corporation	4,465	2012	13.8%

Total Long-term Debt of Government Business Enterprises	157,376

Total Gross Long-term Debt	12,469,943

Call, Redemption and Other Features:
Consolidated Fund
Canadian debentures include the following redeemable issues:
-$1,079.4 million in CPP debentures, which are redeemable in whole or in part before maturity, on six months notice, at the option of the Minister of Finance of Canada;
-$35 million in medium-term promissory notes, redeemable in whole but not in part, on the initial redemption date and on each redemption date thereafter, on 15 days notice, at the option of the province.
The interest rates shown for the Canadian and US debentures reflect the fixed rates only. There are debentures that have floating and step-up rates. Floating interest rates are adjusted on either a monthly or quarterly basis. Step-up rates are adjusted per the individual promissory note step-up schedules.
Housing Development Corporation
Mortgages and notes payable are secured by investments in social housing.
Highway 104 Western Alignment Corporation
The Corporation has provided an assignment of all the present and future property and assets, including rights to operate the facility, and a security interest in the Debt Service Reserve Account and the Major Maintenance Reserve Account.

Schedules to the Consolidated Financial Statements
Schedule 6
Government Business Enterprises
As at March 31, 2008
($ thousands)

	2008					2007
	Halifax —	Highway 104
	Dartmouth	Western	Nova Scotia	Nova Scotia
	Bridge	Alignment	Gaming	Liquor
	Commission	Corporation	Corporation	Corporation	Total	Total

Cash	7,835	609	10,508	8,281	27,233	33,456
Accounts Receivable	520	816	—	3,359	4,695	2,584
Inventory	—	8	1,490	35,547	37,045	38,504
Tangible Capital Assets	69,927	97,703	91,204	42,522	301,356	295,464
Other Assets	4,682	33,996	2,046	1,006	41,730	86,181

Total Assets	82,964	133,132	105,248	90,715	412,059	456,189

Accounts Payable	3,135	1,471	2,810	68,081	75,497	79,197
Long-term Debt	60,000	73,874	19,037	4,465	157,376	225,424
Other Liabilities	6,419	44,371	83,401	18,169	152,360	135,953

Total Liabilities	69,554	119,716	105,248	90,715	385,233	440,574

Equity	13,410	13,416	—	—	26,826	15,615

Total Liabilities and Equity	82,964	133,132	105,248	90,715	412,059	456,189

Revenue	27,037	21,515	436,045	536,182	1,020,779	1,017,550

Expenses	12,731	8,551	300,802	335,916	658,000	656,551
Debt Servicing	7,801	8,180	1,045	1,595	18,621	20,358

Total Expenses	20,532	16,731	301,847	337,511	676,621	676,909

Net Income	6,505	4,784	134,198	198,671	344,158	340,641

Notes:

The year-end for Halifax-Dartmouth Bridge Commission is December 31. The year-end of the other three corporations is March 31.

Public Accounts Volume 1 — Financial Statements
Schedule 6
Government Business Enterprises (continued)
As at March 31, 2008
Halifax-Dartmouth Bridge Commission
The Commission is incorporated by Special Statute of the Province of Nova Scotia. The purpose of the Commission is to construct, maintain and operate bridges and their necessary approaches across the Halifax Harbour, between the communities of Halifax and Dartmouth, and across the North West Arm. Bridge tolls are regulated by the Nova Scotia Utility and Review Board, a provincially controlled public sector entity. The Commission records amortization on bridge structures, buildings, some bridge components, and electronic transponders using the straight-line method and uses the declining balance method for all other assets. The Commission’s fiscal year end is December 31. During the year the Toll Revenue Bonds Series 1, in the amount of $94.4 million and the Line of Credit with the province in the amount of $12.0 million, matured and were repaid in full. On July 25, 2007 the Commission entered into a long term loan agreement with the province for $60.0 million with a final maturity date of December 4, 2019. The loan is held as an investment of the province’s Canadian sinking fund. This agreement requires that two reserve funds, the OM Fund and Debt Service Fund, be maintained.
Highway 104 Western Alignment Corporation
The Corporation has been established to finance, design, construct, operate and maintain a 45 kilometre stretch of highway between Masstown and Thompson Station in the counties of Colchester and Cumberland, Nova Scotia. The Province of Nova Scotia retains ownership of the highway. The Corporation is granted the right to operate the highway and collect tolls for a 30-year period, pursuant to an agreement dated April 1, 1996, after which time the right will revert to the province. In addition, the Corporation has entered into an operating agreement with Atlantic Highways Management Corporation whereby compensation is based on the annual operating budget plus a variable fee. The Corporation’s fiscal year end is March 31. The Corporation records amortization using the sinking fund method. Restricted assets, consisting of short-term investments in the amount of $33.6 million (2007 — $32.4 million), are included in other assets. These reserve accounts were established in accordance with trust indenture agreements between the Corporation and bondholders.
The Province of Nova Scotia contributed $55.0 million toward the construction of the highway, one-half of which was recovered from the federal government under the Canada-Nova Scotia Strategic Highway Improvement Program. There were no contributions in the current or previous year.
Nova Scotia Gaming Corporation
The Corporation was incorporated on February 15, 1995 by Chapter 4 of the Acts of 1994-95, the Gaming Control Act. The purpose of the Corporation is to develop, undertake, conduct and manage casinos and other lottery business on behalf of the province. The Corporation’s fiscal year end is March 31.
The revenues of the Corporation are derived from two casinos, located in Halifax and Sydney, and ticket and video lottery sales. The net balance owing to the province at March 31, 2008 was $66.4 million (2007 — $53.9 million).
The Corporation is required to reimburse the operator of the casinos for approved development costs of the Halifax and Sydney casinos. The net present value of the remaining obligations for the casinos is approximately $6.9 million (2007 — $22.6 million).
Unclaimed prizes are retained by the Corporation in a prize fund for one year from the announced beginning date of the draw. At March 31, 2008, this amounted to $2.7 million (2007 — $1.8 million). Restricted cash in the amount of $2.7 million (2007 — $1.8 million) is included in cash.

Schedules to the Consolidated Financial Statements
Schedule 6
Government Business Enterprises (continued)
As at March 31, 2008
Video Lottery Terminal (VLT) retailers in Nova Scotia have agreed, under the terms of their agreements with Atlantic Lottery Corporation Inc., to contribute 1 per cent of their VLT commission to the Nova Scotia Gaming Foundation. The Corporation has agreed to contribute an amount equal to all contributions made by the VLT retailers.
In July 2006, as part of its Gaming Strategy, government approved a contribution of $3.0 million to Nova Scotia Health Promotion and Protection in 2008 (2007 — $3.0 million) to fund problem gambling treatment. In July 2007, government approved a contribution of $1.0 million in 2008 to support the harness racing industry in Nova Scotia. The 2009 budget includes $1.0 million to support the harness racing industry in Nova Scotia.
Nova Scotia Liquor Corporation
The Corporation derives its mandate from the Liquor Control Act, Chapter 260 of the Revised Statutes of Nova Scotia, 1989. The Corporation operates retail sales locations across the province. Its fiscal year end is March 31. The net balance owing to the province at March 31, 2008 was $31.7 million (2007 — $38.2 million).

Public Accounts Volume 1 — Financial Statements
Schedule 7
Tangible Capital Assets
As at March 31, 2008
($ thousands)

	2008						2007
		Buildings	Machinery		Roads,
		and Land	Computers	Vehicles	Bridges
		Improve-	and	and	and
	Land	ments	Equipment	Ferries	Highways	Total	Total

Costs
Opening Costs	588,120	3,412,903	983,008	103,744	994,903	6,082,678	5,553,485
Additions	17,513	171,729	88,686	15,209	143,966	437,103	548,239
Disposals	(2)	(7,508)	(20,424)	(3,106)	(1,543)	(32,583)	(19,046)

Closing Costs	605,631	3,577,124	1,051,270	115,847	1,137,326	6,487,198	6,082,678

Accumulated Amortization
Opening Accumulated Amortization	—	(1,257,661)	(689,305)	(64,476)	(383,119)	(2,394,561)	(2,166,167)
Disposals	—	5,846	16,033	2,609	622	25,110	13,480
Amortization Expense	—	(108,838)	(72,809)	(9,268)	(76,445)	(267,360)	(241,874)

Closing Accumulated Amortization	—	(1,360,653)	(746,081)	(71,135)	(458,942)	(2,636,811)	(2,394,561)

Net Book Value	605,631	2,216,471	305,189	44,712	678,384	3,850,387	3,688,117

Opening Balance	588,120	2,155,242	293,703	39,268	611,784	3,688,117	3,387,318
Closing Balance	605,631	2,216,471	305,189	44,712	678,384	3,850,387	3,688,117

Increase (Decrease) in Net Book Value	17,511	61,229	11,486	5,444	66,600	162,270	300,799

Schedules to the Consolidated Financial Statements
Schedule 7
Notes to Schedule 7
($ thousands)
Amortization is calculated on a declining balance basis for assets of the Consolidated Fund. The amortization percentages of the more common tangible capital assets are: buildings and land improvements (5 per cent); machinery, computers and equipment (15-50 per cent); vehicles and ferries (15-35 per cent); and roads, bridges and highways (5-15 per cent). Capital leases are amortized on a straight-line basis over the length of each lease (3-25 years).
Amortization is generally calculated on a straight-line basis for assets of other governmental units. The estimated useful lives of the more common tangible capital assets are: buildings (including leasehold improvements) and land improvements (3-50 years); machinery, computers and equipment (3-50 years); and vehicles and ferries (3-7 years). Capital leases are amortized on a straight-line basis (generally 3-20 years).
Social Housing assets are included in Buildings and Land Improvements and relate to the Housing Development Corporation. These assets are amortized using the straight-line method. The net book value of these assets is $320,688 (2007 — $325,030).
Included in the closing costs totals of the various classes as of March 31, 2008, are costs for assets under construction, which have not yet been amortized. These costs are buildings and land improvements- $97,201; machinery, computers and equipment — $35,001; vehicles and ferries — $10,539; and roads, bridges and highways — $38,075.
Capital leases are included in the various categories as follows: buildings and land improvements — cost $470,522, accumulated amortization ($190,659); machinery, computers and equipment — cost $39,784, accumulated amortization ($32,503); and vehicles and ferries — cost $17,955, accumulated amortization ($7,938).

Public Accounts Volume 1 – Financial Statements
Schedule 8
Direct Guarantees
As at March 31, 2008
($ thousands)

	Authorized	Utilized	Utilized
	2008	2008	2007

Bank Loans:
Nova Scotia Business Incorporated	5,008	5,008	4,004
Industrial Development Act	91,061	77,152	83,706
Nova Scotia Fisheries and Aquaculture Loan Board	100	100	100
Department of Education — Student Loan Program	157,004	157,004	157,928

Total — Bank Loan Guarantees	253,173	239,264	245,738

Promissory Notes:
3052155 NS Limited to Canada-Nova Scotia Offshore Petroleum Board	2,500	2,500	2,500

Total — Promissory Note Guarantees	2,500	2,500	2,500

Mortgages:
Housing Development Corporation Act	11,096	11,096	11,725
Housing Development Corporation Act - CMHC Indemnities	126,248	126,248	137,217
Provincial Finance Act	127	127	240

Total — Mortgage Guarantees	137,471	137,471	149,182

Other Guarantees:
Aliant Telecom MASH Sector	116	116	424
Equity Tax Credit Act — Community Economic Development Investment Funds	1,365	1,365	1,931
Nova Scotia Government Fund	—	—	9,840

Total — Other Guarantees	1,481	1,481	12,195

Total — Direct Guarantees	394,625	380,716	409,615

Less Provision for Guarantee Payout:
Industrial Development Act		(10,200)	(5,800)
Nova Scotia Business Incorporated		(2,894)	(760)
Department of Education — Student Loan Program		(32,248)	(32,839)
Housing Development Corporation Act		(15,066)	(14,929)
3052155 Nova Scotia Limited		(500)	(500)

		(60,908)	(54,828)

Less Provision for Student Debt Reduction Program:
Department of Education — Student Loan Program		(15,771)	(15,085)

Net Direct Guarantees not provided for in these statements		304,037	339,702

Schedules to the Consolidated Financial Statements
Schedule 9
Segment Reporting
As at March 31, 2008
For 2007-08, the province prepared this new schedule to comply with the requirements of a new section of the Public Sector Accounting Handbook, PS2700 Segment Reporting. Segment reporting is designed to assist users to identify the resources allocated to support the major activities of government and to better understand the performance of segments.
The following schedules provide segment information for the 2007-08 and 2006-07 fiscal years. The province has determined that the following segments represent the major activities for the government.
Health — The provision of such services and institutions to the public that will lead to a higher state of personal health.
Education — The provision of all aspects and phases of training to equip people with necessary skills to pursue productive lives.
Infrastructure & Public Works — The provision of the means to facilitate the effective and efficient movement of persons and property. This includes the net results of the Halifax-Dartmouth Bridge Commission and the Highway 104 Western Alignment Corporation.
Social Services — The provision of services and assistance to economically and/or socially disadvantaged persons requiring aid.
Natural Resources & Economic Development — The provision for the maintenance and upkeep, efficient extraction and processing of the natural attributes of the province with the aim of creating employment and contributing to the material well-being of residents.
Other — The provision of all other essential services which are necessary for the efficient and effective operation of government. This also includes items which assure a benefit to the whole of government and cannot be identified with any other function.
Unallocated — Revenues and expenses that cannot be directly allocated on a reasonable basis to individual segments because they support a wide range of service delivery activities or relate to general administration activities that are not identified as a separate segment. This includes items like tax revenues, income from government business enterprises and pension valuation adjustment.

Public Accounts Volume 1 — Financial Statements
Schedule 9
Segment Reporting
For the fiscal year ended March 31, 2008
($ thousands)

			Infrastructure		Natural
			and Public	Social	Resources Economic
	Health	Education	Works	Services	Development	Other	Unallocated	Eliminations	Total

Revenue
Provincial Sources	52,303	11,817	11,289	23,902	50,580	215,799	4,678,027	(114,055)	4,929,562
Federal Sources	56,229	73,006	30,526	66,463	7,490	64,808	2,784,701	—	3,083,223
Other Revenue	309,423	336,416	10,200	70,946	137,889	225,535	54,232	(17,719)	1,126,922
Sinking Fund Earnings	—	—	—	—	—	—	112,844	—	112,834

Total Revenue	417,855	421,239	52,015	161,311	195,959	506,142	7,629,794	(131,774)	9,252,541

Expenses
Giants, and Subsidies	1,153,704	585,774	5,964	675,195	200,887	229,862	—	(29,832)	2,821,554
Salaries and Employee Benefits	1,392,835	981/455	121,175	107,231	139,953	354,855	—	(68,567)	2,928,937
Opearting Goods and Services	768,071	321,531	130,399	118,007	124,833	110,581	—	(5,818)	1,567,604
Professional Services	65,851	12,184	14,660	5,462	13,569	125,255	—	—	236,981
Amortization	80,337	60,136	96,031	13,932	4,938	11,986	—	—	267,360
Debt Servicing Costs	—	—	—	—	—	—	978,047	(24,349)	953,698
Other	—	44,320	—	—	20,351	184	(4,169)	(3,208)	57,478

Total Expenses	3,360,789	2,005,400	368,229	919,827	504,531	832,723	973,878	(131,774)	8,833,612

Segment Results	(2,942,943)	(1,584.161)	(316,214)	(758.516)	(308,572)	(326,581)	6,655,916	—	4l8,929

Schedules to the Consolidated Financial Statements
Schedule 9
Segment Reporting
for the fiscal year ended March 31,2007
($ thousands)

					Natural
			Infrastructure		Resources
			and Public	Social	Economic
	Health	Education	Works	Services	Development	Other	Unallocated	Eliminations	Total

Revenue
Provincial Sources	25,070	6,554	10,683	20,335	42,850	18,912	4,275,204	(78,745)	4,320,863
Federal Sources	64,762	62,964	17,613	57,323	6,293	233,341	2,363,915		2,811,211
Other Revenue	245,077	325,457	10,885	64,947	141,454	222,506	49,341	(21,265)	1,039,404
Sinking Fund Earnings	—	—	—	—	—	—	121,591	—	121,591

Total Revenue	335,909	394,975	39,181	142,605	190,597	479,761	6,810,051	(100,010)	8,293,069

Expenses
Grants and Subsidies	1,087,068	422,143	347	649,339	93,961	188,703		(27,155)	2,414,426
Salaries and Employee Benefits	1,210,312	963,681	110,422	90,974	128,656	303,182	—	(38,889)	2,768,338
Operating Goods and Services	737,303	299702	103,176	99,972	121,784	83,190	—	(10,155)	1,434,972
Professional Services	53,638	12,321	12,141	6,731	12,532	140,548	—	(98)	237,813
Amortization	82,537	55,220	79,542	12,925	4,978	6,672	—	—	241,874
Debt Servicing Costs	—	—	—	—	—	—	980,241	(21,497)	958,744
Other	313	39,854	—	—	16,596	1,875	(1,966)	(2,216)	54,456

Total Expenses	3,171,171	1,792,941	305,628	859,941	378,507	724,170	978,275	(100,010)	8,110,623

Segment Results	(2,835,262)	(1,397,966)	(266,447)	(717,116)	(187,910)	(244,409)	5,831,776	—	182,446

Public Accounts Volume 1 – Financial Statements
Schedule 10
Government Reporting Entity
As at March 31, 2008
Listed below are the governmental units, government business enterprises and government partnership arrangements that comprise the government reporting entity.

Governmental Units
(Consolidation Method)

Acadia Coal Company Limited Fund	Nova Scotia E911 Cost Recovery Fund
AgraPoint International Inc.	Nova Scotia Environmental Trust
AgriTECH Park Inc.	Nova Scotia Farm Loan Board
Annapolis Valley District Health Authority	Nova Scotia Film Development Corporation
Annapolis Valley Regional School Board	Nova Scotia Fisheries and Aquaculture Loan Board
Nova Scotia Gaming Foundation
Art Gallery of Nova Scotia	Nova Scotia Government Acadian Bursary Program Fund
Bioscience Enterprise Centre Incorporated	Nova Scotia Government Fund Limited
Nova Scotia Harness Racing Incorporated
Cape Breton District Health Authority	Nova Scotia Health Research Foundation
Cape Breton Victoria Regional School Board	Nova Scotia Housing Development Corporation
Capital District Health Authority	Annapolis Valley Housing Authority
Check Inns Limited (inactive)	Cape Breton Island Housing Authority
Chignecto-Central Regional School Board	Cobequid Housing Authority
Coal Research Agreement Fund	Eastern Mainland Housing Authority
Colchester East Hants Health Authority	Metropolitan Regional Housing Authority
Conserve Nova Scotia	South Shore Housing Authority
Conseil Scolaire Acadien Provincial	Tri-County Housing Authority
CorFor Capital Repairs & Replacements Fund	Nova Scotia Innovation Corporation
Consolidated Fund (1)	1402998 Nova Scotia Limited
Crown Land Mine Remediation Fund	3039255 Nova Scotia Limited
Crown Land Silvaculture Fund	3087532 Nova Scotia Limited
Cumberland Health Authority	Nova Scotia Lands Inc.
Democracy 250	Nova Scotia Legal Aid Commission
Gaming Addiction Treatment Trust Fund
Guysborough Antigonish-Strait Health Authority	Nova Scotia Market Development Initiative Fund
Habitat Conservation Fund	Nova Scotia Municipal Finance Corporation
Nova Scotia Nominee Program Fund
Halifax Regional School Board	Nova Scotia Pension Agency
Harbourside Commercial Park Inc.	Nova Scotia Power Finance Corporation
Industrial Expansion Fund	Nova Scotia Primary Forest Products Marketing Board
Izaak Walton Killam Health Centre	Nova Scotia School Boards Association (2)
Law Reform Commission	Nova Scotia School Insurance Exchange (3)
Nova Scotia School Insurance Program Association (3)
Mainstream 1992 Fund	Nova Scotia Sportfish Habitat Fund
Muggah Creek Remediation Fund	Nova Scotia Strategic Opportunities Fund Incorporated
Nova Scotia Arts Council (inactive)	Nova Scotia Utility and Review Board
Off-Highway Vehicle Infrastructure Fund
Nova Scotia Blueberry Institute Fund
Nova Scotia Business Incorporated	P3 Schools Capital & Technology Refresh Fund (4)

Nova Scotia Community College
Nova Scotia Community College Foundation
Nova Scotia Coordinate Referencing System Trust Fund
Nova Scotia Crop and Livestock Insurance Commission

(1)	— Includes all departments and public service units of the Nova Scotia Provincial Government

(2)	— Entity is a partnership controlled by the eight school boards.

(3)	— Entity is a partnership controlled by the eight school boards and the Community College

(4)	— This includes all refresh funds related to P3 schools.

Schedules to the Consolidated Financial Statements
Schedule 10
Government Reporting Entity (continued)
As at March 31, 2008

Governmental Units (continued)	Government Business Enterprises
(Consolidation Method)	(Modified Equity Method)

Pengrowth Nova Scotia Energy Scholarship	Halifax-Dartmouth Bridge Commission
Pictou County Health Authority	Highway 104 Western Alignment Corporation
Provincial Drug Distribution Program	Nova Scotia Gaming Corporation
Public Archives of Nova Scotia	Atlantic Lottery Corporation (25% ownership)
Interprovincial Lottery Corporation (10% ownership)
Public Debt Management Fund	Nova Scotia Liquor Corporation

Resource Recovery Fund Board Incorporated
Rockingham Terminal Incorporated (inactive)	Government Partnership Arrangements
Scotia Benefit Fund	(Proportionate Consolidation Method)
Scotia Learning Technology Refresh Fund
Sherbrooke Restoration Commission	Atlantic Provinces Special Education Authority
South Shore District Health Authority	(approximately 55% share)
South Shore Regional School Board	Canada-Nova Scotia Offshore Petroleum Board (50% share)
South West Nova District Health Authority	Canadian Sports Centre Atlantic (approximately 8% share)
Species-at-risk Conservation Fund	Council of Atlantic Premiers (approximately 45% share)

Strait Regional School Board

Sustainable Forestry Fund

Sydney Environmental Resources Limited
Sydney Steel Corporation
Sydney Tar Ponds Agency
Sydney Utilities Limited
Sysco Decommissioning Fund
Trade Centre Limited
Maritime Fall Fair Association
Tri-County Regional School Board
Upper Clements Family Theme Park Limited
Waterfront Development Corporation Limited
3052155 Nova Scotia Limited
3104102 Nova Scotia Limited

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
1. Financial Reporting and Accounting Policies
These financial statements are prepared in accordance with Canadian generally accepted accounting principles for the public sector, that for purposes of the province’s financial statements are represented by accounting recommendations of the Public Sector Accounting Board (PSAB) of the Canadian Institute of Chartered Accountants (CICA), supplemented where appropriate by other CICA and International Federation of Accountants accounting standards or pronouncements.
These consolidated financial statements have been prepared using the following significant accounting policies:
a)	The Government Reporting Entity

The Government Reporting Entity is comprised of the Consolidated Fund, other Governmental Units, Government Business Enterprises and Government Partnership Arrangements. Governmental Units and Government Business Enterprises represent the entities that are controlled by the government. Control is defined as the power to govern the financial and operating policies of another organization with expected benefits or the risk of loss to the government from the other organization’s activities. Control exists regardless of whether the government chooses not to exercise its power to govern so long as it has the ability to govern. Control must exist at the financial statement date, without the need to amend legislation or agreements. Government Partnership Arrangements represent entities for which decision making and significant risks and benefits are shared with other parties outside of the Government Reporting Entity.

Trusts administered by the province are excluded from the reporting entity and are disclosed separately on the Statement of Financial Position for information purposes only.

b)	Principles of Consolidation

A Governmental Unit is a government organization that is not a Government Business Enterprise. Governmental Units include government departments, public service units, funds, agencies, service organizations, boards, government not-for-profit organizations and government business-type organizations. The accounts of Governmental Units are consolidated on a line-by-line basis after adjusting the accounting policies to be consistent with those described in Note 1 (c), with the exception of Tangible Capital Assets. Significant inter-organization accounts and transactions are eliminated.

A Government Business Enterprise is a self-sustaining organization that has the financial and operating authority to sell goods and services to individuals and non-government organizations as its principal activity and source of revenue. Government Business Enterprises have been accounted for on the modified equity basis which does not require any accounting policy adjustments. The total net equity of all Government Business Enterprises is included in the Statement of Financial Position. The total net income is shown as a separate item in the Statement of Operations.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
A Government Partnership is a contractual arrangement between the government and a party or parties outside the reporting entity. The partners have significant clearly defined common goals, make a financial investment in the partnership, share control of decision making, and share, on an equitable basis, the significant risks and benefits associated with the operations of the government partnership. Where significant, the government’s interest in partnerships is accounted for on the proportionate consolidation method.

A complete listing of the organizations within the Government Reporting Entity is provided in Schedule 9.

Financial results from fiscal year end to March 31, 2008, for Government Business Enterprises whose fiscal year ends are not March 31, were not significant to these consolidated financial statements so they have not been adjusted.

c)	Significant Accounting Policies

Revenues

Revenues are recorded on the accrual basis. The main components of revenue are interest, various taxes and legislated levies. Revenues from Personal and Corporate Income Taxes, as well as Harmonized Sales Taxes are accrued in the year earned based upon estimates using statistical models. These revenues are recorded at the net amount estimated, after considering adjustments for tax credits and administrative costs related to the collection and processing performed by the federal government.

Government transfers are recognized as revenue in the period during which the transfer is authorized and any eligibility criteria are met. Transfers are recorded as deferred revenue if they are restricted for a stated purpose, such as a specific program or the purchase of tangible capital assets.

Expenses

Expenses are recorded on the accrual basis and are reported in more detail in Note 9 — Expenses By Object. Grants are recognized in the period during which the grant is authorized and any eligibility criteria are met. Provisions are made for probable losses on certain loans, investments, loan guarantees, accounts receivable, advances, forgivable loans and for contingent liabilities when it is likely that a liability exists and the amount can be reasonably determined. These provisions are updated as estimates are revised, at least annually.

Financial Assets

Cash and Short-term Investments are recorded at cost, which approximates market value. Investments are R-1 (low, mid, high) rated federal and provincial government bills or promissory notes, bankers’ acceptances, term deposits and commercial paper. Terms of investments are generally 1 to 90 days. The average interest rate is 2.54 per cent at year-end.

Accounts Receivable and Advances are recorded at the principal amount less valuation allowances.

Inventories for Resale are held for sale in the ordinary course of operations and are recorded at the lower of cost and net realizable value.

Loans are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the loan. Any loan write offs must be approved by the Governor-in-Council. Loans usually bear interest at approximate market rates and normally have fixed repayment schedules.

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
Investments are recorded at cost less adjustments for concessionary assistance and any prolonged impairment in value. Concessionary assistance consists of subsidies provided by the province and is recognized as an expense at the date of issuance of the investment. Any write-down of an investment to reflect a loss in value is not reversed if there is a subsequent increase in value.

Liabilities

Bank Advances and Short-term Borrowings have initial maturities of one year or less and are recorded at cost that approximates market value. Short-term Borrowings had a weighted average interest rate of 3.28 per cent at year-end on Canadian dollar borrowings.

Unmatured Debt consists of debentures and various loans in Canadian and foreign currencies and capital leases. Debt is recorded at par, net of sinking funds (including public debt management funds).

Hedge accounting is used when financial instruments form a hedging relationship, the relationship is highly effective and it is considered to be consistent with the province’s financial risk management goals.

Sinking Fund and Public Debt Retirement Fund investments are recorded at cost and consist primarily of debentures of the Province of Nova Scotia, other provincial governments and the Government of Canada. Premiums and discounts on sinking funds are deferred and amortized over the life of the investment. Amortization and realized gains and losses for premiums and discounts relating to sinking fund balances and installments are netted against sinking fund earnings.

Unamortized Foreign Exchange Translation Gains and Losses result when debentures payable in foreign currencies, and sinking funds invested in foreign currencies are translated into Canadian dollars at the rate of exchange in effect at March 31 and upon entering into derivative contracts. Foreign exchange gains and losses on the translation of foreign currency are amortized on a straight-line basis over the remaining term of the related monetary issue.

Premiums and discounts, as well as underwriting commissions relating to the issuance of debentures, are deferred and amortized over the term of the related debt. Amortization and realized foreign exchange gains and losses, premiums and discounts relating to debt balances, serial retirements, sinking fund balances and installments are charged to debt servicing costs except as noted above.

Pension, Retirement and Other Obligations include various employee future benefit plans. Pension liabilities for defined benefit plans are calculated using the projected benefit actuarial method using accounting assumptions that reflect the province’s best estimates of performance over the long-term. The projected benefit actuarial method attributes the estimated cost of retirement benefits to the periods of employee service. The net pension liability represents accrued pension benefits less the market related value of pension assets (if applicable) and the balance of unamortized experience gains and losses. The market related values are determined in a rational and systematic manner so as to recognize asset market value gains and losses over a five-year period. The pension benefit plan for the majority of health sector employees is offered by a multi-employer plan administrator and is not sponsored by the province. Employer contributions to this plan are expensed in the period paid. The accrued benefit asset (liability) of this plan is not recognized in these financial statements.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
Net Direct Debt

Net Direct Debt represents the direct liabilities of the province less financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues.

Non-Financial Assets

Tangible Capital Assets have useful lives extending beyond the accounting period, are held for use in the production and supply of goods and services and are not intended for sale in the ordinary course of operations. Tangible capital assets are recorded at gross historical cost (or estimated cost when the actual cost is unknown) and include all costs directly attributable to the acquisition, construction, development and installation of the tangible capital asset, except interest. Tangible Capital Assets include land, buildings, major equipment and software, vehicles, ferries, roads, highways, and bridges. Tangible capital assets do not include intangibles or assets acquired by right, such as forests, water and mineral resources or works of art and historical treasures. Tangible capital assets are amortized to expense over the useful lives of the assets. The amortization methods and rates selected by entities other than the Consolidated Fund are not adjusted to the methods and rates used by the Consolidated Fund.

Inventories of Supplies are held for consumption or use by the province in the course of its operations. All entities record inventory at the lower of cost and net realizable value.

Prepaid Expenses are cash disbursements for goods or services, other than Tangible Capital Assets and Inventories of Supplies, of which some or all will provide economic benefits in one or more future periods. The prepaid amount is recognized as an expense in the year the good or service is used or consumed.

Accumulated Deficits

Accumulated Deficits represent the direct liabilities of the province less financial assets, non-financial assets and unamortized foreign exchange translation gains and losses and premiums and discounts on outstanding debenture issues. This represents the accumulated balance of net surpluses/deficits arising from the operations of the province.

d)	Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recorded in the financial statements is known as measurement uncertainty. Uncertainty exists whenever estimates are used because it is reasonably possible that there could be a material difference between the recognized amount and another reasonably possible amount.

Measurement uncertainty exists in these financial statements in the accruals for such items as pension, retirement and other obligations, environmental remediation obligations, federal, and provincial source revenues. The nature of the uncertainty in the accruals for pension, retirement and other obligations arises because actual results may differ significantly from the province’s various assumptions about plan members and economic conditions in the marketplace. Uncertainty exists for environmental remediation obligations because the actual extent of remediation activities required may differ significantly based on the actual extent of site contamination and the chosen remediation process. Uncertainty related to Sales and Income Taxes, petroleum royalties, CHT and CST arises because of the possible differences between the estimated and actual economic growth and other assumptions used in statistical models to accrue these revenues.

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
2. Accounting Changes
There were no significant accounting changes made during the 2007-08 fiscal year.
3. Restricted Cash and Short-Term Investments
As at March 31, 2008 restricted cash and short-term investments of $95.3 million (2007 — $84.4 million) have been designated for restricted purposes by parties external to the province. Restricted cash includes $51.8 million for future housing expenditures from the Nova Scotia Housing Development Corporation; $25.6 million from Capital District Health Authority for the Centre for Clinical Research and other purposes; $9.6 million for gas market development from the Nova Scotia Market Development Initiative; and $8.3 million for various other purposes.
4. Deferred Revenue
Receipts are recorded as deferred revenue if they are restricted by external parties for a stated purpose, such as a specific program or the purchase of tangible capital assets. Deferred revenue is recognized into revenue over time as the recognition criteria are achieved or is drawn down to reimburse third parties as conditions are met. The balance includes the following components:
     ($ thousands)

	2008	2007

Offshore Accord	647,241	715,479
C-52 Federal Trusts Agreement	71,115	—
Office of Immigration’s — Nova Scotia Nominee Program (funds held in segregated account)	64,831	72,092
C-48 Federal Trust Agreements	39,867	82,957
Nova Scotia Housing Development Corporation’s Social Housing Agreement	51,516	44,038
Early Learning Child Care funds	38,772	42,176
Capital District Health Authority’s Capital and Research Funds	37,161	43,197
Nova Scotia Gas Tax Agreement on Municipal Funding	19,156	21,416
Wait Times Reduction Fund	17,056	51,445
Other	67,567	72,481

Total Deferred Revenue	1,054,282	1,145,281

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
5. Derivative Financial Instruments
The province is a party to financial instruments with off-balance sheet risk, either to hedge against the risks associated with fluctuations in foreign currency exchange rates or to manage risks associated with interest rate fluctuations. Foreign currency contracts are used to convert the liability for foreign currency borrowing and associated costs into Canadian dollars. Interest rate contracts are used to vary the amounts and periods for which interest rates on financial instruments are fixed or floating. Foreign exchange contracts include forward and swap agreements. Interest rate contracts include swap agreements and options on swaps.
The province’s credit policy is that it only executes derivative transactions with counter parties with an A rating or better.
The province had the following interest and currency swap contracts outstanding at March 31, 2008:

		Notional	Term	Mark to
# of Swaps	Currency	Principal	Remaining	Market*
		($thousands)	(years)	($millions)
151	CDN$	1,899,994	51 days to 23	(10.7)
25	US$	3,294,000	4 to 14	(480.1)
2	UK	83,250	3 and 11	(9.8)
1	Euro	50,000	2	5.4

*	Mark to Market is an indication of the swap’s market value as at March 31, 2008. This represents the estimated realizable gain (loss), and is equivalent to the present value of future savings (losses) based on market conditions as at March 31, 2008.

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
The province has executed several currency swap contracts/forward agreements to convert foreign denominated debt into Canadian denominated debt. The mark to market of these swap/contracts are included in the previous table, and the currency swap contracts are as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal
		($ thousands)		($ thousands)
SWAPS:
October 28, 2011	UK	23,250	CDN$	56,283
April 16, 2019	UK	60,000	CDN$	114,387
February 27, 2012	US$	500,000	CDN$	795,000
July 27, 2013	US$	300,000	CDN$	299,850
March 15, 2016	US$	150,000	CDN$	205,725
January 26, 2017	US$	500,000	CDN$	586,500
February 1, 2019	US$	200,000	CDN$	198,000
July 1, 2019	US$	200,000	CDN$	199,900
November 15, 2019	US$	244,000	CDN$	246,318
March 1, 2020	US$	300,000	CDN$	409,200
May1, 2021	US$	300,000	CDN$	312,002
April 1, 2022	US$	300,000	CDN$	379,517
July 30, 2022	US$	300,000	CDN$	329,310
February 24, 2010	Euro	50,000	CDN$	72,235

At March 31, 2008 the province had entered 5 forward agreements to convert future interest payments on foreign debt into Canadian dollars as follows:

Termination	Original	Original	Current	Current
Date	Currency	Principal	Currency	Principal
		($ thousands)		($ thousands)
May 15, 2008 to November 14, 2008	US$	49,380	CDN$	50,391

6. Federal Equalization Repayable Loan
     The province received an equalization repayable loan from the federal government in March 2005 in the amount of $120.3 million. The loan bears no interest and is being repaid over 10 years, with bi-monthly deductions of $501,342 to commence in April 2006. As of March 31, 2008 the balance of the loan is $96,257,584.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
7. Pension, Retirement and Other Obligations
a)	Description of Obligations

The province offers a variety of pension, other retirement, post-employment and special termination benefits. The province is responsible for adequately funding most of the plans. Except as otherwise noted, the cost of benefits are recognized in the periods the employee provides service. For benefits that do not vest or accumulate, a liability is recognized when an event that obligates the province to pay benefits occurs. The significant plans are detailed as follows:

i) Pension Benefit Plans

The province sponsors two funded pension plans, the Public Service Superannuation Plan (PSSP) and the Nova Scotia Teachers’ Pension Plan (TPP). Both plans are defined benefit plans with plan assets primarily composed of Canadian and foreign equities, government and corporate bonds, debentures, secured mortgages and real estate. The plans are jointly funded with contributions from employees being matched by the province. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

On April 1, 2006, the Minister of Finance transferred responsibility for the governance of the Nova Scotia Teachers’ Pension Fund to the Teachers’ Pension Plan Trustee Inc., (TPPTI). The TPPTI is a body corporate comprised of nine board members — four nominated by the Nova Scotia Teachers’ Union, four nominated by the province and one Chair agreed to by both parties. As a result of this transfer, the province and Union agreed to share all surpluses and deficits of the plan equally. The province accounts for one-half of all components of the accrued benefit liability associated with the plan in its financial statements. In addition, the province recognizes one-half of components associated with the net benefit expense (recovery) associated with this plan. As of March 31, 2008, the total accrued benefit liability associated with the plan was $77.3 million.

The province has several unfunded defined pension plans. The majority of these plans do not require contributions from employees. Benefits paid upon retirement are based on an employee’s length of service, rate of pay and inflation adjustments.

Employees in the health sector are members of a multi-employer defined benefit pension plan. As the province does not sponsor this plan, the annual net benefit plan expense is the amount of required contributions provided for employees’ services rendered during the year. The accrued benefit asset (liability) of this plan is not recognized in these financial statements. The most recent actuarial valuation was performed on December 31, 2005 and showed a funding excess for the entire plan of $44 million. An extrapolation to December 31, 2007, was performed, which indicated a funding surplus of $38.9 million.

ii) Other Retirement Benefit Plans

The province sponsors two other retirement benefit plans: retirement allowances and retirement health plan benefits. These plans are not funded. Benefits paid upon retirement for retirement allowances are based on an employee’s length of service and rate of pay. Retirement health plan benefits vary depending on the collective agreements negotiated with each group. The province pays 65% and 100% of the cost of retirement health plan benefits for the PSSP and TPP retirees respectively.

iii) Post-Employment Benefits

The province offers two significant post-employment benefit plans: Self Insured Workers’ Compensation and Long-Term Disability. The amount recorded in these financial statements represents the actual amount of benefits paid during the year plus the actuarial estimate of future payments, based on claims ongoing at year-end. For the Long-Term Disability plan, the obligation is offset by the market related value of plan assets.

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
iv) Special Termination Benefits

The province has offered early retirement incentive programs to members of the PSSP and TPP at various times commencing in 1986 and 1994 respectively. Qualified members were offered additional years of pensionable service if they elected to retire. The cost of these benefits was accrued in the year the employee accepted the early retirement option.
b)	Summary of Activity in Defined Benefit Plans
Accrued Benefit Liability
($ thousands)

	2008	2007

Pension Benefit Plans	328,029	215,741
Other Benefit Plans	1,292,676	1,220,640

Total Accrued Benefit Liability	1,620,705	1,436,381

Activity During the Year
($ thousands)

	Pension Benefit Plans		Other Benefit Plans
	2008	2007	2008	2007

Projected benefit obligation, beginning of year	6,902,796	8,627,438	1,195,923	1,206,972
Reduction of obligation on move to joint trusteeship (see a i)	—	(2,286,529)	—	—
Current benefit cost	179,383	179,557	60,145	54,189
Interest cost	476,633	449,916	66,138	68,411
Actuarial (gains) losses	107,178	308,291	117,769	(72,857)
Benefit payments	(402,337)	(379,543)	(79,251)	(92,885)
Other	8,794	3,666	324	2,089
Plan amendments	—	—	32,056	30,004

Projected benefit obligation, end of year	7,272,447	6,902,796	1,393,104	1,195,923

Market related value of plan assets, beginning of year	5,791,909	7,708,044	67,788	54,711
Reduction of assets on move to joint trusteeship (see a i)	—	(2,152,887)	—	—
Expected return on plan assets	405,227	388,077	4,754	3,916
Actuarial gains (losses)	78,846	26,843	(18)	(208)
Benefit payments	(402,337)	(379,543)	(79,251)	(92,885)
Other	7,933	4,588	(713)	(403)
Employer contributions	121,714	109,367	77,640	92,152
Employee contributions	100,997	87,420	10,383	10,505

Market related value of plan assets, end of year	6,104,289	5,791,909	80,583	67,788

Funded status, end of year	(1,168,158)	(1,110,887)	(1,312,521)	(1,128,135)
Unamortized net actuarial (gains) losses	840,129	895,146	20,283	(92,505)
Valuation Allowance	—	—	(438)	—
Accrued benefit liability, end of year	(328,029)	(215,741)	(1,292,676)	(1,220,640)

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
c)	Actuarial Assumptions

The table below shows significant weighted-average assumptions used to measure pension and other benefit plan obligations.

	Pension Benefits		Other Benefits
	2008	2007	2008	2007

Long-term inflation rates	2.5%	2.5%	2.5%	2.5%

Expected real rate of return on plan assets	4.5%	4.5%	—	—

Rate of compensation increase	2.75% to 5.5% + merit	2.75% to 5.5% + merit	2.75% to 4.95% + merit	2.75% to 5.5% + merit

Discount Rate — Main plans	7.11%	7.11%	4.95%	5.7%
Other	—	—	4.95% to 6.7%	5.7% to 6.7%
Other assumptions used were:

6.5 per cent annual rate increase in the cost per person of covered healthcare benefits for 2006-07, decreasing at 0.25 per cent per annum to an ultimate rate of 4.5 per cent per annum. 11% annual rate increase in the cost per person of covered prescription drugs for 2006-07, decreasing at 1 per cent per annum to an ultimate rate of 4.5% per annum.

Actuarial assumptions are reviewed and assessed on a regular basis to ensure that the accounting assumptions take into account various changing conditions and reflect the province’s best estimate of performance over the long-term.

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
d)	Other Disclosure

The net unamortized actuarial gains (losses) are amortized on a straight-line basis over the expected average remaining service life (EARSL) of the related employee groups ranging from 6 years to 16 years (weighted-average EARSL is 14 years).

During the year, the weighted average actual rate of return on plan assets was (3.5 per cent) (2007 — 10.4 per cent). The total market value of plan assets is $8.1 billion (2007 — $8.7 billion) at March 31, 2008.

The most recent actuarial valuations performed for most of the benefit plans was at December 31, 2006 with the exception of certain other retirement benefit plans that were performed on December 31, 2005 and the post-employment benefit plans that are performed annually at March 31.

e)	Net Benefit Plans Expense (Recovery)
     The table below shows the components of the net benefit plans expense (recovery).
     ($ thousands)

	Pension Benefits		Other Benefits
	2008	2007	2008	2007

Current benefit cost	179,383	179,557	60,145	54,189
Employee contributions	(101,522)	(87,915)	(10,387)	(10,529)
Employer contributions*	30,454	29,658	—	—
Plan amendments	—	—	32,056	30,004
Amortization of net actuarial (gains) losses	83,368	59,776	4,944	(8,087)
Recognition of actuarial losses on plan amendment	—	—	—	(12,709)
Other	81	(35)	1,227	2,003
Increase in valuation allowance	—	—	438	—
Interest cost	476,633	449,916	66,138	68,411
Expected return on plan assets	(405,227)	(388,077)	(4,754)	(3,916)
Employer contributions to multi-employer plan	67,425	55,439	—	—

Net benefit plans expense (recovery)	330,595	298,319	149,807	119,366

*	This represents one-half of the employer contributions made by PNS to the TPP. Included in the figures above for 2008 and 2007, are one-half of all transactions associated with TPP to reflect the province’s share of this plan.

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
8. Trust Funds Under Administration
Trust fund assets administered by the province (before giving consideration to actuarial adjustments) are:
($ thousands)

	2008	2007
		(as restated)

Public Service Superannuation Fund (1)	3,583,387	3,817,047
Nova Scotia Teachers’ Pension Fund (4)	4,610,008	4,758,444
Sydney Steel Corporation Superannuation Plan (1), (2)	(692)	2,835
Nova Scotia Public Service Long Term Disability Plan (1), (4)	77,558	68,611
Nova Scotia Credit Union Deposit Insurance Corporation (1), (4)	16,973	15,354
Public Trustee (1)	40,557	34,178
Miscellaneous Trusts (3)	29,806	26,339

Total Trust Funds Under Administration	8,357,597	8,722,808

(1)	See Public Accounts Volume II for full financial statements of these funds.

(2)	Administration of the assets of Sydney Steel Corporation Superannuation Fund was assumed during fiscal 2001.

(3)	Miscellaneous trusts include a large number of relatively small funds.

(4)	These represent trusts with December 31 year ends. Trust asset balances at March 31 did not differ significantly.
9. Expenses by Object
($ thousands)

	2008	2007

Grant and Subsidies	2,821,554	2,414,426
Salaries and Employee Benefits	2,928,937	2,768,338
Operating Goods and Services	1,567,604	1,434,972
Professional Services	236,981	237,813
Amortization	267,360	241,874
Debt Servicing Costs	953,698	958,744
Other	57,478	54,456

Total Expenses	8,833,612	8,110,623

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
10. Debt Servicing Costs
($ thousands)

	2008	2007

CDN$ Denominated Debt	706,181	683,310
US$ Denominated Debt	74,810	100,029
Pension, Retirement and Other Obligations	132,790	126,337
Capital Leases	25,061	26,482
Other Debt	23,917	27,877
Premium / Discount Amortization	2,289	2,129
Foreign Exchange	(12,213)	(8,312)
Miscellaneous	863	892

Total Debt Servicing Costs	953,698	958,744

Debt servicing costs for Government Business Enterprises was $18.6 million for the year ended March 31, 2008 ($20.4 million for the year ended March 31, 2007).
11. Cash-Flow — Net Change in Other Items
($ thousands)

	2008	2007
		(as restated)

Change in Receivables from Government Business Enterprises	4,638	(39,150)
Change in Receivables and Advances	(320,127)	47,889
Change in Accounts Payable and Other Short-term Borrowings	515,543	(108,543)
Change in Inventory for Resale	(504)	86
Change in Inventory of Supplies	(5,204)	866
Change in Prepaid Expenses	(9,013)	(548)
Change in Deferred Revenue	(90,999)	113,463
Change in Accrued Interest	(11,949)	(4,177)
Change in Pension, Retirement and Other Obligations	184,324	132,052

Total Net Change in Other Items	266,709	141,938

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
12. Contingencies and Contractual Obligations
a)	Contingent Liabilities

i) Environmental Sites

Various provincially owned sites throughout the province are considered environmental or contaminated sites. Studies are ongoing to assess the nature and extent of damage to develop remediation plans. Provisions for these costs are recorded in these financial statements when it is determined a liability exists and a reasonable estimate of the remediation costs can be made. With the exception of remediation costs noted in the following paragraphs, no further provisions have been recognized in these financial statements.

Engineering and environmental studies have generated estimates for the cost of remediation of the Sydney Steel Corporation (Sysco) and adjacent sites as well as the Sydney Tar Ponds site. As a result, the province recorded liabilities totaling $318.5 million in 2000 for environmental site clean up. At March 31, 2008, $257.6 million (2007 — $276.3 million) remains unspent. The provision will continue to be utilized for future decommissioning, demolition and remediation of Sysco’s and adjacent sites, including the Sydney Tar Ponds site. Based on currently available information, the provision, in aggregate, appears to be sufficient to cover the estimated costs to remediate these sites.

Other remediation liabilities amounting to $12.5 million (2007 — $12.5 million) have been recognized in these financial statements.

ii) Lawsuits The province’s losses for any lawsuits pending cannot be determined due to uncertainty of the trial outcomes.

iii) Other Contingent Liabilities

The province also has contingent liabilities in the form of indemnities. The province’s potential liability, if any, cannot be determined at this time.

b)	Contingent Gains

The Province of Nova Scotia may receive funds in the future from recoveries of various types of claims paid out and other agreements pending the occurrence of certain events. Recoveries are recorded in the year the contingent events occur.

Public Accounts Volume 1 – Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statements
As at March 31, 2008
c)	Contractual Obligations

i) Contractual Obligations

As at March 31, 2008, the province had contractual obligations as follows:
($ thousands)

		Government	Total
	Governmental	Business	Contractual
Fiscal Year	Units	Enterprises	Obligations

2009	612,068	4,500	616,568
2010	452,025	2,803	454,828
2011	468,277	2,128	470,405
2012	99,681	2,028	101,709
2013	82,433	1,703	84,136
2014-2018	228,546	—	228,546
2019-2023	86,355	—	86,355
2024-2028	5,788	—	5,788

	2,035,173	13,162	2,048,335

These contractual obligations are comprised of $1,793.0 million for the Consolidated Fund, $242.2 million for other Government Units and $13.2 million for Government Business Enterprises. Included are contractual obligations of $131.9 million by Nova Scotia Business Incorporated for projects approved under its various programs, $883.8 million by the Department of Education for university assistance, $344.8 million by the Department of Education for P3 School maintenance agreements, and $84.0 million by the Department of Health for the management of the ground ambulance fleet.

In addition to the contractual obligations noted above, in 1992 the Department of Justice entered into a 20-year contract with the RCMP for policing services, including services paid by the municipalities under the Service Exchange Agreement. Costs are negotiated each year based on required policing services. The net estimated expense for the province for 2009 is $29.1 million.

ii) Leases

As at March 31, 2008, the province was contractually obligated under various operating leases. Future minimum annual lease payments are as follows:
($ thousands)

		Government	Total
	Governmental	Business	Lease
Fiscal Year	Units	Enterprises	Payments

2009	47,362	7,634	54,996
2010	38,868	6,878	45,746
2011	30,404	6,210	36,614
2012	23,336	6,035	29,371
2013	14,964	6,035	20,999
2014-2018	22,827	—	22,827
2019-2023	6,222	—	6,222
2024-2028	506	—	506
2029 & thereafter	321	—	321

	184,810	32,792	217,602

Notes to the Consolidated Financial Statements
Province of Nova Scotia
Notes to the Consolidated Financial Statement
As at March 31, 2008
13. Subsequent Events
Under the 1986 Canada-Nova Scotia Offshore Petroleum Resources Accord (1986 Accord), the province acquired the right to share a portion of the federal Crown Share revenues for projects in the Nova Scotia offshore. An Agreement was signed on July 13, 2008 between the Government of Canada and the province, whereby Nova Scotia’s portion of the Crown Share was estimated to be $867.9 million for years ending 2023. Revenue of $234.4 million has been earned up to March 31, 2008 and is recognized as revenue in the 2007-08 fiscal year.
14. Comparative Figures
Certain of the prior year’s numbers have been restated to conform to the presentation format adopted in the current year.
15. Related Party Transactions
Included in these consolidated financial statements are immaterial transactions with various provincial crown corporations, agencies, boards and commissions. Significant related party transactions have been offset and eliminated for purposes of consolidated reporting. Parties are deemed to be related to the Consolidated Fund due to common control or ownership by the Province of Nova Scotia.
The most significant unadjusted related party transactions are described in Schedule 6 — Government Business Enterprises.